Exhibit 99.1

CONTACT:
Richard Bagge Interim Chief Financial Officer
 (857-415-5020)
InvestorRelations@getcosi.com

Così, Inc. Reports 2015 First Quarter Results
Boston, MA – May 14, 2015 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the 2015 first quarter ended March 30, 2015, of $(4.3 million) or $(0.12) per basic and diluted common share, compared with a net loss of $(3.1 million) or $(0.17) per basic and diluted common share, in the 2014 first quarter.

System-wide comparable restaurant sales for the 2015 first quarter, as measured for restaurants in operation for more than 15 months, recorded an aggregate 1.2% increase compared to the 2014 first quarter. The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended
March 30, 2015
Company-owned	4.4%
Franchise-operated	-2.7%
Total System	1.2%

Così's total revenues for the 2015 first quarter decreased by $0.5 million to $17.9 million from $18.4 million in the 2014 first quarter. Company-owned net restaurant sales decreased by $0.5 million to $17.2 million from $17.7 million for the 2014 first quarter.   Franchise Fees and royalty revenues for the 2015 first quarter contributed $0.7 million compared to $0.6 million in the 2014 first quarter.  The decline in revenues in the 2015 first quarter compared to the 2014 first quarter was primarily driven by the closed stores subsequent to the first quarter of 2014, offset by the increase in comparable Company-owned restaurant sales, the opening of one new Company-owned location and transfer of three locations from franchise-operated to Company-owned.

"With the Hearthstone merger complete, the technology base in place and the refreshes underway, we are moving forward as planned for 2015," stated RJ Dourney, Cosi President and CEO.  "Miguel Rossy joining us as CFO fills out the executive team, and I am more confident than ever in our ability to make Cosi a strong financial performer," Dourney went on to say.

2015 First Quarter Financial Performance Review
Così's aforementioned $0.5 million decrease in Company-owned net sales represented a 2.9% decrease in the 2015 first quarter to $17.2 million, compared to $17.7 million in the 2014 first quarter, due to a sales decline of $1.7 million resulting from restaurants closed subsequent to the 2014 first quarter which was offset by $0.7 million or 4.4% increase in comparable restaurant net sales.  Additionally, approximately $0.6 million of sales are from the opening of one new Company-owned location and transfer of three locations from franchise-operated to Company-owned.

Così reported that, as of the three-month period ended March 30, 2015, it had cash balances of $13.9 million.

The results disclosed in this press release are unaudited.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 78 Company-owned and 34 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	March 30,	December 29,
Assets	2015	2014
Current assets:
Cash and cash equivalents	$13,878	$21,053
Credit card receivable	1,424	507
Accounts receivable, net	792	581
Inventories	733	825
Prepaid expenses and other current assets	1,028	1,279
Total Current Assets	17,855	24,245

Notes receivable	551	551
Furniture and fixtures, equipment and leasehold improvements, net	7,935	7,308
Other assets	1,294	1,327
Total Assets	27,635	33,431

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$1,934	$1,519
Accrued expenses	7,318	9,336
Deferred franchise revenue	18	18
Current portion of other long-term liabilities	124	177
Total current liabilities	9,394	11,050

Long-term debt, net	6,831	6,623
Deferred franchise revenue	1,708	1,724
Other liabilities, net of current portion	1,538	1,663
Total Liabilities	19,471	21,060

Stockholder's equity:
Common stock - $0.01 par value, 100,000,000 shares authorized,	383	383
38,415,925 and 38,410,196 shares issued and outstanding, respectively
Additional paid-in capital	323,364	323,256
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(314,385)	(310,070)
Total stockholder's equity	8,164	12,371
Total liabilities and stockholder's equity	27,635	33,431
The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except share and per share data)

	Three Months Ended
	March 30,	March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$17,207	$17,728
Franchise fees and royalties	701	647
Total revenues	17,908	18,375

Costs and expenses:
Cost of food and beverage	4,844	4,415
Restaurant labor and related benefits	7,097	7,094
Occupancy and other restaurant operating expenses	6,637	7,001
	18,578	18,510
General and administrative expenses	2,617	2,369
Depreciation and amortization	580	639
Closed store costs expense (income)	(39)	2
Lease termination expense (income)	51	(16)
Loss on sale of fixed assets	18	-
Total costs and expenses	21,805	21,504
Operating loss	(3,897)	(3,129)
Other income (expense):
Interest expense	(256)	-
Debt issuance amortization	(165)	-
Other income	3	3
Total other income	(418)	3

Net loss and comprehensive loss	$(4,315)	$(3,126)
Per Share Data:
Loss per share, basic and diluted	$(0.12)	$(0.17)

Weighted average common shares outstanding	37,199,402	18,054,580

The accompanying notes are an integral part of these consolidated financial statements.

	Three Months Ended
	March 30, 2015	March 31, 2014

Revenues:
Restaurant net sales	96.1%	96.5%
Franchise fees and royalties	3.9%	3.5
Total revenue	100.0%	100.0
Cost and expenses:
Cost of food and beverage (1)	28.2%	24.9
Restaurant labor and related benefits (1)	41.2%	40.0
Occupancy and other restaurant operating expenses (1)	38.6%	39.5
	108.0%	104.4
General and administrative expenses	14.6%	12.9
Provision for losses on asset impairments and disposals	0.0%	-
Depreciation and amortization	3.2%	3.5
Closed store costs (income) expense	-0.2%	-
Lease termination (income) expense	0.3%	(0.1)
Loss on sale of fixed assets	0.1%	-
Total costs and expenses	121.8%	117.0
Operating loss	-21.8%	(17.0)
Other income (expense)
Interest expense	-1.4%	-
Debt discount amortization	-0.9%	-
Total other income (expense)	-2.3%	-
Net loss and comprehensive loss	-24.1%	(17.0)%

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

	For the Three Months Ended
	March 30, 2015			March 31, 2014
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	64	47	111	70	52	122
New restaurants opened		2	2
Franchise-owned converted to Company-owned				2	2
Restaurants permanently closed	1		1		1	1
Restaurants at end of period	63	49	112	72	49	121